Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 13, 2003 on the balance sheet of Wells Real Estate Investment Trust II, Inc. in Amendment No. 2 to the Registration Statement on Form S-11 and related Prospectus of Wells Real Estate Investment Trust II, Inc. for the registration of 785,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 13, 2003